As filed with the Securities and Exchange Commission on September 10, 2001

                                                    Registration No. 333-24271

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 3 ON FORM S-3
                    TO FORM SB-2 REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                            TDK MEDIACTIVE, INC.
             (Exact name of Registrant as specified in its Charter)

       Delaware                            7372               95-4264046
(State or Other Jurisdiction of (Primary Standard Industrial(I.R.S. Employer
Incorporation or Organization)   Classification Code Number)Identification No)

                          26115 Mureau Road, Suite B
                       Calabasas, California 91302-3126
                                 (818) 878-0505
            (Address, including Zip Code and Telephone Number, including
                    Area Code, of Principal Executive Offices)

                                Vincent J. Bitetti
                            26115 Mureau Road, Suite B
                          Calabasas, California 91302-3126
                                 (818) 878-0505
               (Name, Address, including Zip Code and Telephone Number,
                      including Area Code of Agent for Service)
                                     ___________
                                       Copy to:

                                Sean P. McGuinness, Esq.
                           Swidler Berlin Shereff Friedman, LLP
                             3000 K Street, N.W., Suite 300
                              Washington, D.C. 20007-5116
                                      (202) 424-7500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box:   [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                              ---------------

     Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 33-80827.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.







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Explanatory Note

     This Post-Effective Amendment No.3 to Registration Statement No. 333-24271 relates to the sale of 12,637,768 shares of our common stock issuable upon exercise of 6,261,440 of our outstanding redeemable warrants.

     Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 33-80827. Pursuant to Registration Statement No. 33-80827 and this Registration Statement No. 333-24271, we previously registered (i) 11,078,097 shares of our common stock issuable upon exercise of 11,078,097 of our outstanding redeemable warrants,
(ii) 240,000 shares of our common stock issuable upon exercise of 240,000 our outstanding Underwriter Warrants and (iii) 690,338 shares of our common stock for sale by selling stockholders.

     Subsequently, (i) 4,816,657 of the redeemable warrants were canceled in exchange for shares of our common stock, and (ii) the 240,000 underwriter warrants expired in accordance with their terms. In addition, the number of shares of our common stock issuable upon exercise of each of our redeemable warrants was increased from one share to 2.018348618 shares. Pursuant to Rule 416, no additional registration fee is payable with respect to such additional shares of our common stock now issuable upon exercise of the redeemable warrants.

     The 240,000 shares of our common stock previously registered for sale upon exercise of our underwriter warrants (which have now expired) and the 690,338 shares of our common stock previously registered for sale by selling stockholders are hereby withdrawn from registration.

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                                  PROSPECTUS

                               TDK Mediactive, Inc.
              12,637,768 Shares of Common Stock ($.001 par value)
           Issuable Upon Exercise of Outstanding Redeemable Warrants

     This Prospectus relates to the sale of 12,637,768 shares of our common stock issuable upon exercise of 6,261,440 outstanding redeemable warrants. Each redeemable warrant entitles its holder to purchase 2.018348618 shares of our common stock for $2.18 per share until January 1, 2002, at which time the redeemable warrants expire. The exercise price to purchase our common stock upon exercise of the redeemable warrants is subject to adjustment pursuant to the anti-dilution provisions of the redeemable warrants. We will receive proceeds from the exercise of the redeemable warrants if any are exercised, but will not receive any proceeds from the resale thereof. In certain circumstances, we may be required to pay the underwriters of our initial public offering in July 1996, a fee equal to five percent of the exercise price of the 1,371,775 redeemable warrants that were issued pursuant to our initial public offering in 1996.

     The exercise of the redeemable warrants may be prohibited in certain states. Although the redeemable warrants were initially sold in jurisdictions in which the redeemable warrants and underlying shares of our common stock were qualified for sale, purchasers who reside in or may move to jurisdictions in which the redeemable warrants or underlying shares are not registered for sale or otherwise qualified may have purchased such redeemable warrants in the aftermarket during the period when the redeemable warrants are exercisable.
In this event we would be unable to issue shares to such persons desiring to exercise their redeemable warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists.

     Our common stock currently trades on the Over-the-Counter Bulletin Board under the symbol "TDKM.OB." On September 7, 2001, the last reported sale price for our common stock reported on the OTC Bulletin Board was $0.95 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is September 10, 2001


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                            PROSPECTUS SUMMARY

THE COMPANY

     We are engaged primarily in developing, publishing, distributing and marketing of interactive entertainment software primarily based on well-recognized intellectual content. This includes the development, distribution, marketing and publishing of video games for console and handheld electronic entertainment platforms. We also publish titles for personal computers (PCs) and shipped our first products for platforms other than PCs in September 2000. These products included two Sony PlayStation titles and one Nintendo Game Boy Color title. Subsequently, we have released additional Game Boy Color titles and announced plans to release titles for Nintendo Game Boy Advance, Sony PlayStation2 and Microsoft Xbox for the holiday 2001 selling season. We intend to support most interactive software categories, including children's, action, adventure, driving, fighting, puzzle, role-playing, simulation, sports and strategy. Our customers include Wal-Mart, Toys "R" Us, Electronics Boutique, Target, Kmart Stores, Babbages Etc., Best Buy, Kay Bee Toys, other national and regional retailers, discount store chains, specialty retailers and distributors.

     We are currently a Delaware corporation; we were formerly incorporated in California in 1990 under the name Sound Source Interactive, Inc. On May 16, 1994, Sound Source Interactive, Inc. merged with Basic Science Associates, Inc., a publicly held Delaware corporation. The merger was accounted for as a reverse acquisition because stockholders of Sound Source maintained control of the surviving entity Basic Science. Concurrent with the merger, Basic Science changed its name to Sound Source Interactive, Inc. (a Delaware corporation). During September and November 2000, we sold 16,667,000 shares of our common stock to TDK U.S.A. Corporation, which thereby acquired an approximately 74 percent controlling interest in our Company. TDK U.S.A. is a wholly owned subsidiary of TDK Corporation, a publicly traded Japanese corporation. We then changed our name to "TDK Mediactive, Inc." Our principal executive offices are located at 26115 Mureau Road, Calabasas Hills, California 91302, and our telephone number is (818) 878-0505. Our web site is at www.tdk-mediactive.com.

THE OFFERING

Our Common Stock Offered......... 12,637,768 shares of our common stock issuable upon exercise of the 6,261,440
                                  redeemable warrants.

Our Common Stock Outstanding..... 22,829,912 shares.(1)

Use of Proceeds.................. Assuming that all 6,261,440 redeemable warrants are exercised, as to which there can be no assurance, we will realize gross proceeds of approximately $27,550,334. Proceeds will be used first to repay outstanding indebtedness to our affiliate and the remaining net proceeds will be used for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors..................... Our common stock offered hereby involves a high degree of risk.  Each prospective
                                  investor should carefully consider certain risk factors before making an investment decision. See "Risk Factors."

----------------
As of September 7, 2001. Excludes: (i) 12,622,397 shares of our common stock reserved for issuance upon exercise of the Redeemable warrants; (ii) up to 837 shares of our common stock reserved for issuance pursuant to our 1992 Stock Option Plan; (iii) up to 866,431 shares of our common stock reserved for issuance pursuant to our 1995 Stock Option Plan; and (iv) up to 40,000 shares of our common stock reserved for issuance pursuant to our 1999 Directors Stock Option Plan.

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                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY.

     We are currently a Delaware corporation; we were formerly incorporated in California in 1990 under the name Sound Source Interactive, Inc. In November 2000 TDK U.S.A. completed the acquisition of approximately 74% of our common stock and we changed our name to TDK Mediactive, Inc. We released our first interactive entertainment software product for the Personal Computer in 1991, and in May 2000 we released our first title for video game systems. It is difficult to evaluate our future prospects because we have a limited operating history and the market for our products is very competitive and rapidly evolving. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development.

     Our future performance will depend upon a number of factors, including our ability to:
     -     expand our customer base;
     - secure popular entertainment properties upon which to base future products;
     - develop and enhance products in response to new interactive entertainment hardware platform releases, customer demand and competitive market conditions;
     - expand our interactive entertainment software development & sales & marketing capabilities;
     -     expand our international operations;
     -     attract, retain and motivate qualified personnel; and
     -     maintain adequate control of our expenses.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NOT ACHIEVE PROFITABILITY.

     We incurred net losses of $867,574 for the nine months ended March 31, 2001 and $3,275,890 for the year ended June 30, 2000. We have an accumulated deficit as of June 30, 2001 of $21,251,802. We may incur a net loss for the year ending March 31, 2002 (for the three months ended June 30, 2001, we incurred a net loss of $375,836) as we continue to make significant expenditures for product development, sales and marketing, international expansion, and general and administrative functions. We will need to generate significant revenues to achieve profitability. There can be no assurance that our revenues will grow in the future or that we will achieve sufficient revenues for profitability. If our revenues do not grow as quickly as we anticipate, or if our operating expenses exceed our expectations, our business would be severely harmed.

WE ARE DEPENDENT ON KEY PERSONNEL.

     Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. In particular, the loss of the services of Vincent J. Bitetti, our Chief Executive Officer, could have a material adverse effect on our operations.
Mr. Bitetti has signed an employment agreement for the period ending November 27, 2004. Competition for highly skilled employees with technical, management, marketing, sales, creative product development and other specialized training is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. In addition, there can be no assurance that employees will not leave the Company or compete against us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the
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Company's business, operating results and financial condition.  We are the beneficiary of a $1,000,000 life insurance policy on Mr. Bitetti, but do not currently maintain life insurance on any of our other key employees.

OUR REVENUES FLUCTUATE DUE TO SEASONAL DEMAND.

     We have experienced and may continue to experience significant quarterly fluctuations in net sales and operating results. The interactive entertainment industry is highly seasonal, with sales typically higher during the fourth and first calendar quarters, due primarily to the increased demand for games during and immediately following the holiday buying season. Our failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand will harm our business and operating results. Although we attempt to reduce the effect of seasonal patterns on our business by distributing our product release dates more evenly throughout the year, we cannot assure you that these efforts will be successful.

     Other factors that cause fluctuations in the demand for our products include the following items:

     -     the timing of our release of new titles;
     - the popularity of both new titles and titles released in prior periods;
     - fluctuations in the size and rate of growth of consumer demand for titles for different hardware platforms;
     - the timing of the introduction of new hardware platforms and the accuracy of retailers' forecasts of consumer demand;
     - the timing of shipments by hardware manufacturers or delays in those shipments;
     -     changes in the mix of titles with varying profit margins;
     -     the development and timing of releases of products by competitors;
     -     the timing of customer orders; and
     -     product markdowns and returns.

     Our expense levels are based, in part, on our expectations regarding future sales and therefore, our operating results would be harmed by a decrease in sales or a failure to meet our sales expectations. The uncertainties associated with interactive entertainment software development, lengthy manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore, may cause us to fail to meet financial expectations.

OUR MARKET IS CHARACTERIZED BY CHANGING CONSUMER PREFERENCES AND SHORT PRODUCT LIFE CYCLES.

     The interactive entertainment software market is characterized by short product life cycles, changing consumer preferences and frequent introduction of new products. We believe that our success will be dependent on the production of successful titles on a continuous basis. We cannot assure you that new products introduced by us will achieve significant market acceptance or that such acceptance, if achieved, will be sufficient to permit us to recover development and other associated costs. Consumer preferences for interactive entertainment software products are continually changing and are difficult to predict.

     Historically, very few interactive entertainment software products have achieved sustained market acceptance. Rather, a limited number of products have become popular and have accounted for a substantial portion of revenues

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in the industry.  Even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales. Accordingly, we expect that substantially all of our net sales for a particular year will be generated by titles released in that year and in the latter part of the prior year.

     In the past, we have experienced delays in the introduction of new titles and we anticipate that we will experience similar delays in the future in connection with the introduction of additional new titles, including products currently under development. Because net revenues associated with the initial shipments of a new product generally constitute a high percentage of the total net revenues associated with the life of a product, any delay in the introduction of, or the presence of a defect in, one or more new products could harm the ultimate success of the products or our business and operating results.

     In addition, the development cycle for new titles is long, typically ranging from 12 to 24 months. After development of the product, it may take between six to 12 additional months to develop the product for additional hardware platforms. In order to distribute a product, we must develop and test the necessary game software, obtain approval from the manufacturer and licensor if required, and have the initial order of cartridges or disks manufactured. During the development cycle, the market appeal of a title may decline. If market acceptance is not achieved, we may grant markdown allowances to maintain our relationship with retailers and our access to distribution channels. Because we introduce a relatively limited number of new products in a given period, the failure of one or more of our products to achieve market acceptance could harm our business.

THE INTRODUCTION OF NEW HARDWARE PLATFORMS CREATES RISKS RELATING TO THE DEVELOPMENT OF NEW TITLES FOR PLATFORMS.

     The interactive entertainment industry is also characterized by rapid technological change. For example, the 128-bit hardware platform was released within five years of the release of the 64-bit hardware platform. As a result, we must continually anticipate these changes and adapt our offerings to emerging hardware platforms and evolving consumer preferences. Generally, because of the length of the development cycle, we must begin our development efforts well in advance of the release of new hardware platforms in order to introduce titles on a timely basis with the release of such hardware platforms. Further, we have no control over the release dates of new hardware platforms or the number of units that will be shipped upon such release. It is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms. Additionally, if fewer than expected units of a new hardware platform are produced or shipped, such as recently occurred with PlayStation2, developers of titles for those hardware platforms may experience lower than expected sales.

     Our development efforts with respect to new hardware platforms may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a new hardware platform does not reach an expected level of acceptance. This risk may increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

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     The technological advancements of the new hardware platforms also allow more complex software products. As software products become more complex, the risk of undetected errors in products when first introduced increases. We cannot assure you that, despite testing, errors will not be found in new products or releases after shipments have been made, resulting in loss of or delay in timely market acceptance, product returns, loss of revenues and damage to our reputation.

     The introduction of new hardware platforms and technologies can also render existing titles obsolete and unmarketable. Generally, as more advanced hardware platforms are introduced, consumer demand for titles for older hardware platforms diminishes. In addition, a broad range of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until a particular hardware platform gains widespread acceptance. As a result of such reduced consumer demand for titles on older hardware platforms, our titles for older hardware platforms may not generate sufficient sales to make our titles profitable.

     The costs associated with the introduction of products for new hardware platforms, such as Nintendo's GameCube, Sony's PlayStation2 and Microsoft's Xbox, could harm our business. We anticipate that it will be more costly to develop titles for new hardware platforms and believe the costs of developing and publishing titles for these hardware platforms may require greater financial and technical resources than prior development and publishing efforts. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is more difficult than in more stable or rising product markets.

LACK OF MARKET ACCEPTANCE OF NEW HARDWARE PLATFORMS MAY HARM OUR BUSINESS.

     Our sales are dependent on, among other factors, the popularity and unit sales of the interactive entertainment hardware platforms of the various manufacturers. The interactive entertainment industry has experienced periods of significant growth in consumer interest and popularity, followed by periods in which consumer demand for interactive entertainment products has slowed. Unexpected shortfalls in the market acceptance of a particular hardware platform can significantly harm consumer demand for titles released or scheduled for release for that hardware platform. Therefore, we are dependent upon the successful marketing efforts of the manufacturers of the various hardware platforms to meet financial expectations.

SIGNIFICANT PRODUCT RETURNS AND MARKDOWN ALLOWANCES MAY HARM OUR BUSINESS.

     We are exposed to the risk of product returns and markdown allowances with respect to our customers. The decrease in demand for products based upon older hardware platforms may lead to a high level of these product returns and markdown allowances. We may allow distributors and retailers to return defective, shelf-worn and damaged products in accordance with negotiated
terms.   In addition, we provide markdown allowances to our customers on certain unsold merchandise. Product returns and markdown allowances that exceed our expectations could harm our business.

A SUBSTANTIAL PORTION OF OUR REVENUES HAS BEEN DERIVED FROM A LIMITED NUMBER OF PRODUCTS.

     To date, a substantial portion of our revenues has been derived from a limited number of products. Sales of Shrek " Fairy Tale FreakDown" for Game Boy Color, accounted for 78% of our net revenues for the three months ended June 30, 2001. Our net revenues for the nine months ended June 30, 2001
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included sale of product for PCs (36%), sale of product for game consoles
(34%) and net revenue related to republishing fees (30%). Future revenue is expected to come primarily from the sale of product for game consoles and to a lesser extent from products for PCs and republishing fees. There is no assurance that we will be able to sell sufficient products for game consoles to realize profits.

WE CANNOT PUBLISH OUR INTERACTIVE ENTERTAINMENT SOFTWARE TITLES WITHOUT THE APPROVAL OF HARDWARE MANUFACTURERS. OUR ABILITY TO CONTINUE TO DEVELOP AND MARKET OUR TITLES IS DEPENDENT ON THE HARDWARE MANUFACTURERS CONTINUING TO DO BUSINESS WITH US.

     We are solely dependent on the manufacturers of interactive entertainment hardware platforms and our ability to obtain or maintain non-exclusive licenses with them, both for the right to publish, develop and manufacture titles for their hardware platforms. We are required to obtain a license to develop and publish titles for each hardware platform for which we develop and publish titles. Each license specifies the territory to which it applies, and such licenses range from as broad as worldwide distribution to as narrow as approval on a title-by-title basis. Our existing hardware platform licenses for Sony's PlayStation and PlayStation2, Nintendo's Game Boy Color and Game Boy Advance, and Microsoft's Xbox, and our pending license for Nintendo GameCube require that we obtain approval for the publication of new titles on a title-by-title basis. We expect that our pending license for this next generation hardware platform will contain similar provisions. As a result, the number of titles we are able to publish for these hardware platforms, along with our ability to time the release of these titles and, accordingly, our revenues from titles for these hardware platforms, may be limited. Should any manufacturer choose not to renew or extend our license agreement at the end of its current term, or if the manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's hardware platform. License agreements relating to these rights generally extend for a term of two to five years. The agreements typically are terminable upon the occurrence of a number of events, including breach of the agreement by us, our bankruptcy or insolvency or our entry into a relationship with, or acquisition by, a competitor of the manufacturer. We cannot assure you that we will be able to obtain new or maintain existing licenses on acceptable terms, or at all.

     Generally, when we develop interactive entertainment software titles for a hardware platform offered by Sony or Nintendo, that hardware manufacturer manufactures the products on an exclusive basis. Our hardware platform licenses with Sony and Nintendo provide that the manufacturer may change prices for the manufacturing of products at any time and includes other provisions that give the manufacturer substantial control over our costs and the release of new titles. Since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of our competitors in the event of insufficient manufacturing capacity. We could be materially harmed by unanticipated delays in the manufacturing and delivery of products.

WE ARE DEPENDENT ON THIRD PARTY INTERACTIVE ENTERTAINMENT SOFTWARE DEVELOPERS FOR DEVELOPING AND COMPLETING OUR TITLES.

     We rely on third party interactive entertainment software developers for the development of our interactive entertainment software titles. Quality third party developers are continually in high demand. For this reason, we cannot assure you that the third party software developers who have developed

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titles for us in the past will continue to be available to develop software for us in the future. Due to the limited number of third party software developers and the lack of control that we exercise over them, we cannot assure you that these developers will complete titles for us on a timely basis or within acceptable quality standards, if at all.

IF WE ARE REQUIRED TO WRITE DOWN PREPAID ROYALTIES OR CAPITALIZED SOFTWARE DEVELOPMENT COSTS BELOW THEIR CURRENT RECORDED VALUE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     The agreements we enter into with licensors of popular entertainment properties and third party developers of interactive entertainment software titles typically require advance payments of royalties and/or guaranteed minimum royalty payments. We cannot assure you that the sales of products for which these royalties are paid or guaranteed payments that are made will be sufficient to cover the amount of these required payments.

     We capitalize our advances to developers on our balance sheet once technological feasibility is achieved. We analyze all of our capitalized costs quarterly and we take write-offs when, based on our estimates, future individual product contributions will not be sufficient to recover our investment.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EFFECTIVELY MANAGE OUR GROWTH.

     Our operations have rapidly expanded during the past 12 months and we plan to continue to expand our operations significantly. Our rapid growth has placed, and will continue to place, significant strain on our management and operational systems and resources. We anticipate that as our business grows, we will have to improve and enhance our overall financial and managerial controls, reporting systems and procedures, and we will need to continue to expand, train and manage our workforce. We will also have to increase the
capacity of our current systems to meet additional demands.   An inability to
manage our growth and meet these additional demands will impair the success of our business.

OUR INABILITY TO OBTAIN ADDITIONAL CAPITAL TO REPAY INDEBTEDNESS WHEN DUE.

     We are currently indebted to our affiliate TDK U.S.A., a wholly owned subsidiary of TDK Corporation, a Japan corporation, in the amount of approximately $6.3 million and expect to incur additional borrowings to fund our business plan. The loan agreement with TDK U.S.A. is due March 31, 2002 and requires us to utilize net proceeds received from the sale of capital stock or other securities to repay such debt. We may not be able to renew the note or raise needed funds on acceptable terms, to repay the indebtedness when due.

OUR INABILITY TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

     If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our product development and sales and marketing activities. We do not know whether additional financing will be available when and if needed, or whether it will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or
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unanticipated requirements.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

COMPETITION FOR LIMITED SHELF SPACE AND PROMOTIONAL RESOURCES AMONG INTERACTIVE ENTERTAINMENT SOFTWARE PUBLISHERS IS INTENSE AND POSES AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS.

     There is intense competition among developers and publishers of interactive entertainment software products for high quality retail shelf space and promotional support from retailers. As the number of titles and hardware platforms increases, competition for shelf space will intensify and may require us to increase our marketing expenditures. Due to increased for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer's sales volume, and we cannot assure you that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support. As a result of their positions in the industry, the manufacturers of interactive entertainment hardware platforms generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.

ONE STOCKHOLDER OWNS A SUBSTANTIAL PORTION OF OUR COMMON STOCK AND THEREFORE HAS SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS AND CAN CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL.

     TDK U.S.A. currently beneficially owns approximately 72% of our common stock as of the date of this prospectus. As a result, TDK U.S.A. has the ability to control all matters requiring approval by our stockholders, including the election and removal of directors, approval of significant corporate transactions and the decision of whether a change in control will occur.

OTHER PARTIES MAY ASSERT CLAIMS AGAINST US THAT WE ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY RIGHTS, AND WE ARE REQUIRED TO INDEMNIFY HARDWARE MANUFACTURERS FROM CERTAIN CLAIMS IN EXCHANGE FOR THE RIGHT TO PURCHASE TITLES AND MANUFACTURE OUR SOFTWARE FOR THEIR HARDWARE PLATFORMS.

     We cannot be certain that our products do not infringe upon the intellectual property rights of others. Authorship of intellectual property rights can be difficult to verify. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. If our products violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such products on commercially reasonable terms, or at all. In addition, we must indemnify the hardware manufacturers with respect to all loss, liability and expense resulting from any claim against them involving the development, marketing, sale or use of our products, including any claims for copyright or trademark infringement brought against them. As a result, we bear the risk that the properties upon which our software titles are based, or that the information and technology licensed from the hardware manufacturer and incorporated in our software, may infringe the rights of third parties. Any claims against us or the parties we indemnify relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and also result in injunctions preventing us from offering these products. Such claims could severely harm our financial condition and ability to compete.

     Our agreements with third party software developers and property licensors typically provide for us to be indemnified with respect to certain matters. However, if any claim is brought by a hardware manufacturer against us for indemnification, our software developers or property licensors may not have sufficient resources to, in turn, indemnify us. In addition, these parties' indemnification of us may not cover the matter that gives rise to the hardware manufacturer's claim, and in either case, our business could be harmed.

INVESTORS MAY HAVE DIFFICULTY SELLING THE COMMON STOCK.

     Our common stock is traded on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock, and may experience greater difficulties in attempting to sell the stock, than if it was listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because our common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of our common stock is less than $5.00 per share, our common stock is classified as a "penny stock." SEC rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

                 WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed two registrations statements (Nos. 33-80827 and 333-24271) (collectively with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission with respect to our common stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules that are part of the Registration Statement. We refer you to the Registration Statement and the exhibits and schedules thereto for further information with respect to us and our common stock. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http:/www.sec.gov. We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this Prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

The documents we incorporate by reference are:

     - our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 filed with the SEC on June 28, 2001;
     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001;
     - our Current Reports on Form 8-K filed with the SEC on April 11, 2001 and August 28, 2001; and
     - the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on June 25, 1996.

     You may request a copy of these filings, at no cost, by writing or calling us at 26115 Mureau Road, Suite B, Calabasas, California 91302-3126, telephone (818) 878-0505, Attn. Eugene Code. You should rely only on the information contained in this Prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.


              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that are based upon certain estimates, projections and other forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 with respect to us. Forward-looking statements give our expectations of forecast of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "estimate," "expect," "project," "plan," "believe," "anticipate," "intend" and other words and terms of similar meanings in connection with disclosures of future operating or financial performance. In particular, these statements relate to future actions, prospective performance or results of current and anticipated products, sales, efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

     All of the forward-looking statements contained in this Prospectus or in other of our publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining actual or future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially and there are no guarantees about the performance of our publicly traded securities. See "Risk Factors" beginning on page 3.

     We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Future disclosures on related subjects in our reports to the SEC may update some of our disclosures (including Forms 10-K, 10-Q and 8-K filed in the future) contained herein.


                                  THE COMPANY

     We are engaged primarily in developing, publishing, distributing and marketing of interactive entertainment software primarily based on well-recognized intellectual content. This includes the development, distribution, marketing and publishing of video games for console and handheld electronic entertainment platforms. We also publish titles for personal computers (PCs) and shipped our first products for platforms other than PCs in September 2000. These products included two Sony PlayStation titles and one Nintendo Game Boy Color title. We intend to support most interactive software categories, including children's, action, adventure, driving, fighting, puzzle, role-playing, simulation, sports and strategy. Our customers include Wal-Mart, Toys "R" Us, Electronics Boutique, Target, Kmart Stores, Babbages Etc., Best Buy, Kay Bee Toys, other national and regional retailers, discount store chains, specialty retailers and distributors.

     Our objective is to be a leading publisher of high quality consumer oriented entertainment software for next generation video game systems. To achieve this objective, we intend to:

     - focus primarily on developing products with entertainment value which are based on popular culture, popular movies, television programming, home video franchises, and other intellectual characters or brands;
     - develop a broad line of licensed and original products, upgrade successful products and develop product line extensions and complementary products;
     - leverage studio relationships to develop cross-marketing promotional programs;
     -     promote trade name recognition; and
     -     pursue strategic alliances, joint ventures and acquisitions.

     Many of our products are based on the licensed content of major motion picture studios and other intellectual property holders including Harvey Entertainment, Vivendi Universal Studios, DreamWorks, Mattel and others. Our license agreements for existing products and new products under development include Shrek(TM), Robotech(TM), Casper(TM), The Land Before Time(TM), No Rules(TM), and The Berenstain Bears(TM). We are continuing the discussion and negotiation of additional licenses to develop new, high quality software products using content from such intellectual properties and creating original characters and stories on which to base future consumer entertainment software

     The licensing contracts with the licensors/studios are generally five years in duration. The licenses are usually exclusive, worldwide and typically allow for multiple titles to be produced in all applicable localized languages to suit market needs by territory. We seek licenses that have strong brand awareness worldwide and/or franchises that receive or are expected to receive, licensor support.

     In addition to the CD-ROM format, many of the licenses allow for digital videodisc (DVD) and dedicated game console formats such as the Sony PlayStation, PlayStation2, Microsoft Xbox and proprietary disc formats such as Nintendo GameCube. In addition, handheld systems such as Nintendo Game Boy (Color and Advance), PDA (personal digital assistant), Pocket PCs and cellular phone rights are included in some license agreements. On July 22, 1998 we signed a four-year publishing license agreement with Sony Entertainment Corporation of America to publish Sony PlayStation titles and on September 30, 1998 signed an additional agreement to become an authorized developer for the PlayStation dedicated game console system. Subsequently, we have also been licensed for the Sony PlayStation2 Computer Entertainment System. We are also an authorized developer and publisher for the Microsoft Xbox and Nintendo Game Boy (Color and Advance) handheld gaming systems and are anticipating adding other interactive formats such as Nintendo's GameCube and new wireless technologies such as cellular phone and broadband delivered consumer-based entertainment.

     The following sets forth summary information with respect to our platform licenses:

MICROSOFT XBOX
--------------
     - Signed: 10/17/00
     - Effective Date: 9/28/00
     - Term: Ends 3 years after commercial release of Xbox.

NINTENDO GAME BOY
-----------------
     - Signed: 12/19/00
     - Effective Date: 12/19/00
     - Term: Ends 3 years from Effective Date.

SONY PSX
--------
     - Signed: 7/22/98
     - Effective Date: 6/29/98
     - Term: Ends 4 years from Effective Date.

SONY PS2
--------
     - Signed: 6/14/00
     - Effective Date: 6/7/00
     - Term: Ends on 3/31/03 unless extended for additional one-year terms.

                            USE OF PROCEEDS

     We will use the net proceeds from the exercise of the redeemable warrants, if any are exercised, to first repay outstanding indebtedness to our affiliate TDK U.S.A. and the remaining net proceeds for working capital and general corporate purposes. If all 6,261,440 redeemable warrants are exercised (as to which there can be no assurance), we will receive gross proceeds of approximately $27,550,334. Out of such proceeds, we expect to pay offering related expenses of approximately $25,000. In addition, in certain circumstances we may be required to pay The Boston Group, L.P. and Joseph Stevens & Company, L.P., the underwriters of our initial public offering in July 1996, a fee equal to five percent of the exercise price of their redeemable warrants.

                       DESCRIPTION OF SECURITIES

     Under our amended Certificate of Incorporation, our authorized capital stock consists of 50,000,000 shares of our common stock, par value $0.001 per share. As of September 7, 2001, 22,829,212 shares of our common stock and 6,261,440 of our redeemable warrants were outstanding.

                       PLAN OF DISTRIBUTION

     Our common stock issuable upon the exercise of the redeemable warrants will be distributed when and as such redeemable warrants are exercised by the holders thereof. No such redeemable warrants have been exercised as of the date of this Prospectus. We will receive proceeds from the exercise of the redeemable warrants if any are exercised, but will not receive any proceeds from the resale thereof. In certain circumstances, we may be required to pay The Boston Group, L.P. and Joseph Stevens & Company, L.P., underwriters of our initial public offering in July 1996, a fee equal to five percent of the exercise price of the 1,371,775 redeemable warrants that were issued pursuant to our initial public offering in 1996. We would be required to pay such fees if the underwriters serve as solicitation agents in connection with the exercise of the redeemable warrants.

                            LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon by Swidler Berlin Shereff Friedman, LLP, Washington, D.C.

                              EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary                                                       2
Risk Factors                                                             3
Where You Can Find Additional Information                                9
Special Note Regarding Forward-Looking Statements                        9
The Company                                                             10
Use of Proceeds                                                         11
Dilution                                                                11
Description of Securities                                               12
Plan of Distribution                                                    12
Legal Matters                                                           12
Experts                                                                 12

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THE PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                -----------

    12,637,768 Shares of Common Stock Issuable Upon Exercise of Outstanding Redeemable warrants

                                -----------

                                PROSPECTUS

                                -----------

                                 PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

CAPITALIZED TERMS USED IN THIS PART II WITHOUT DEFINITIONS ARE AS DEFINED IN THE PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates


              SEC Registration Fee                    $   504.73+
              Accounting fees and expenses              2,000.00*
              Blue Sky fees and expenses
               (including counsel fees)                15,000.00*
              Other legal fees and legal expenses      30,000.00*
                                                       ---------
              Total                                   $47,504.73*
                                                       =========

+ Previously paid
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "Delaware GCL"), permits under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the Delaware GCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court may, upon application, determine that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the stockholders, that the defendant met the applicable standard of conduct described above.

     The Delaware GCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

     Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Bylaws of TDK Mediactive, Inc. a Delaware corporation (the "Registrant"), generally require the Registrant to indemnify and advance expenses to its directors and its officers, employees and other agents to the fullest extent permitted by the Delaware GCL as the same exists or may hereafter be amended. The Registrant has purchased a directors' and officers' liability policy insuring its directors and officers. The Registrant also has entered into indemnification agreements with certain of its directors, and intends to enter into indemnification agreements with the remaining directors and executive officers whereby the Registrant will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company intends to enter into Indemnification Agreements, on customary terms, with all of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Section 102(b)(7) of the Delaware GCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of certain duties. Under the Registrant's Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by Section 102(b)(7) of the Delaware GCL (or any successor provision), have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the Delaware GCL provides that Delaware corporations may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware GCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing descriptions are general summaries only. Reference is made to the full text of Registrant's Certificate of Incorporation and Bylaws filed as part of this Registration Statement.

ITEM 16.  EXHIBITS.

Exh. No.          Description of Exhibit
--------          ----------------------
  1.1             Certificate of Amendment of Certificate of Incorporation of
                  the Registrant.  Filed as Exhibit 3.1 to Registrant's Form
                  10-QSB (No.0-28604) dated February 8, 2001.
  1.2             Second Restated Certificate of Incorporation of the
                  Registrant.  Filed as Exhibit 3.1 to the Registrant's
                  Registration Statement of Form SB-2 (No. 33-80827) dated
                  December 22, 1995 ("Registration Statement No. 33-80827") and incorporated herein by reference.
  1.3             Amended and Restated Bylaws of the Registrant.  Filed as
                  Exhibit 3.2 to Registrant's Form 10-QSB (No.0-28604) dated
                  February 8, 2001 and incorporated herein by reference.
  4.1             Specimen common stock Certificate.  Filed herewith.
  4.2             Form of redeemable warrant Agreement between the Registrant and Corporate Stock Transfer Inc., as redeemable warrant agent, and form of redeemable warrant. Filed as Exhibit 4.2 to Registration Statement No. 33-80827 and incorporated herein by reference.
  5.1             Opinion of Swidler Berlin Shereff Friedman, LLP.  Filed
                  herewith.
 23.1             Consent of BDO Seidman, LLP. Filed herewith.
 23.3             Consent of Swidler Berlin Shereff Friedman, LLP (included in
                  Exhibit 5.1).
 24.1             Power of Attorney (set forth on signature page of this
                  Registration Statement).

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Calabasas, California, on September 7, 2001.

                                           TDK MEDIACTIVE, INC.


                                           By: /s/ Shin Tanabe
                                              --------------------
                                                   Shin Tanabe
                                                   President


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


  Signature                         Title                       Date
  ---------                         -----                       ----
/s/ Shin Tanabe             President and Director
-------------------      (principal executive officer)      September 7, 2001
    Shin Tanabe


/s/ Vincent J. Bitetti     Chief Executive Officer          September 7, 2001
----------------------     and Director
    Vincent J. Bitetti

/s/ Martin G. Paravato     Chief Financial Officer          September 7, 2001
-----------------------  (principal accounting officer)
    Martin G. Paravato


/s/ Kenichi Aoshima           Director                      September 7, 2001
------------------------
    Kenichi Aoshima


/s/ Masatoshi Shikanai        Director                      September 7, 2001
------------------------
    Masatoshi Shikanai


/s/ Frank J. Intiso           Director                      September 7, 2001
-------------------------
    Frank J. Intiso


/s/ John T. Wholihan          Director                      September 7, 2001
-------------------------
    John T. Wholihan